UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTRÉE GOLD INC.

(Exact name of registrant as specified in its charter)

British Columbia	98-1036670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1201 - 1166 Alberni Street
Vancouver, BC
Canada V6E 3Z3

(Address of principal executive offices)

ENTRÉE GOLD INC. STOCK OPTION PLAN
 (Full titles of plan)

CT Corporation
111 Eighth Avenue, 13 Floor
New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
1400 Wewatta, Suite 400
Denver, CO 80202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer  ☐     Accelerated Filer  ☒  Non-Accelerated Filer  ☐    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Entrée Gold Inc. Stock Option Plan	12,887,724(1)	$0.59(2)	$7,603,757.16	$871.39
TOTAL	12,887,724	--	$7,603,757.16	$871.39

(1)	Represents the aggregate number of common shares of the Registrant issuable upon exercise of the Stock Options.
(2)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on July 23, 2012, as quoted on the NYSE MKT.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the United States Securities Act of 1933, as amended, and Note 1 to Part I of Form S-8.

Item 2.                                Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant. Requests may be directed to the Registrant at Suite 1201 – 1166 Alberni Street, Vancouver, British Columbia, Canada V6E 3Z3 ((604) 687-4777).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by us with the SEC are incorporated in this registration statement by reference:

(a)	Our Annual Report on Form 40-F for the year ended December 31, 2011, filed with the Commission on March 30, 2012.

(b)	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2011.

(c)
The description of our common shares contained in our Registration Statement on Form 8-A, as filed with the SEC on July 14, 2005, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this registration statement from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company is continued into British Columbia under the laws of the Province of British Columbia, Canada, and is subject to the British Columbia Business Corporations Act (the “BCBCA”).

The BCBCA and the Company’s Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Act and the Exchange Act.

Under the BCBCA, a company has broad latitude to indemnify its directors, both past and present, except where:

(a)	the memorandum or articles of the company prohibit indemnification;

(b)	the director did not act honestly and in good faith with a view to the best interests of the company;

(c)	the proceeding was not a civil proceeding and the director did not have reasonable grounds for believing that his conduct was lawful; or

(d)	the proceeding is brought against the director by the company itself or an associated corporation.

At the end of a proceeding where a director has been wholly successful, whether on the merits or not, or substantially successful on the merits, the company must reimburse the director for all expenses reasonably and actually incurred by the director in respect of that proceeding.

Despite any other provisions in the BCBCA dealing with indemnification, on application of either the company or a director, the court has a broad discretion to order full or partial indemnification, or make any other order that it considers appropriate.

Section 165 of the BCBCA allows a company to purchase and maintain directors’ liability insurance:

“Insurance

165           A company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.”.

Part 21 of the Company’s Articles also contain provisions providing for the indemnification of directors and officers of the Company as follows:

“Part 21 - Indemnity and Protection of Directors, Officers and Employees

21.1          Subject to the provisions of the Business Corporations Act, the Directors shall cause the Company to indemnify a Director, officer or alternate Director or a former Director, officer or alternate Director of the Company or a person who, at the request of the Company, is or was a director, alternate director or officer of another corporation, at a time when the corporation is or was an affiliate of the Company or a person who, at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity (in each case, an “eligible party”), and the heirs and personal representatives of any such eligible party, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action (whether current, threatened, pending or completed) in which such eligible party or any of the heirs and personal representatives of such eligible party, by reason of such eligible party being or having been a Director, alternate Director or officer or holding or having held a position equivalent to that of a Director, alternate Director or officer, is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to the proceeding.  Provided the Company first receives a written undertaking from the eligible party to repay amounts advanced if so required under the Business Corporations Act, the Directors shall cause the Company to pay, as they are incurred in advance of the final disposition of the proceeding, the costs, charges and expenses, including legal and other fees actually and reasonably incurred by the eligible party in respect of the proceeding.  After the final disposition of the proceeding, the Directors shall cause the Company to pay the expenses actually and reasonably incurred by the eligible party in respect of the proceeding, to the extent the eligible party has not already been reimbursed for such expenses, subject to the provisions of the Business Corporations Act.  Each Director, alternate Director and officer of the Company on being elected or appointed shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.”.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBITS

Number	Exhibit
4.1	Entrée Gold Inc. Stock Option Plan
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.2	Consent of Davidson & Company LLP
23.3	Consent of AMC Consultants Pty Ltd.
23.4	Consent of Robert Cann, Entrée Gold Inc.
23.5	Consent of Robert Cinits, Entrée Gold Inc.
23.6	Consent of Quantitative Geoscience Pty Ltd.
23.7	Consent of AGP Mining Consultants Inc.
23.8	Consent of James Foster, Entrée Gold Inc.
23.9	Consent of Scott Jackson, Quantitative Geoscience Pty Ltd.
23.10	Consent of Lyn Jones, AGP Mining Consultants Inc.
23.11	Consent of Scott Jackson, Quantitative Geoscience Pty Ltd.
24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the Securities Act on 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on July 27, 2012.

ENTRÉE GOLD INC.

/s/ Gregory G. Crowe
Name:	Gregory G. Crowe
Title:	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bruce Colwill
Name:	Bruce Colwill
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory G. Crowe and Bruce Colwill as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Gregory G. Crowe Gregory C. Crowe	President, Chief Executive Officer and Director	July 27, 2012
/s/ Bruce Colwill Bruce Colwill	Chief Financial Officer	July 27, 2012
/s/ James L. Harris James L. Harris	Chairman of the Board and Director	July 27, 2012
/s/ Rt. Honourable Lord Howard of Lympne Rt. Honourable Lord Howard of Lympne	Deputy Chairman of the Board and Director	July 27, 2012
/s/ Lindsay R. Bottomer Lindsay R. Bottomer	Vice President, Business Development and Director	July 27, 2012
/s/ Mark H. Bailey Mark H. Bailey	Director	July 27, 2012
/s/ Peter G. Meredith Peter G. Meredith	Director	July 27, 2012
/s/ Alan R. Edwards Alan R. Edwards	Director	July 27, 2012
/s/ Gorden Glenn Gorden Glenn	Director	July 27, 2012

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Alan R. Edwards Alan R. Edwards	July 27, 2012

EXHIBIT INDEX

Number	Exhibit
4.1	Entrée Gold Inc. Stock Option Plan
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.2	Consent of Davidson & Company LLP
23.3	Consent of AMC Consultants Pty Ltd.
23.4	Consent of Robert Cann, Entrée Gold Inc.
23.5	Consent of Robert Cinits, Entrée Gold Inc.
23.6	Consent of Quantitative Geoscience Pty Ltd.
23.7	Consent of AGP Mining Consultants Inc.
23.8	Consent of James Foster, Entrée Gold Inc.
23.9	Consent of Scott Jackson, Quantitative Geoscience Pty Ltd.
23.10	Consent of Lyn Jones, AGP Mining Consultants Inc.
23.11	Consent of Scott Jackson, Quantitative Geoscience Pty Ltd.
24.1	Power of Attorney (See Signature Pages)